Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Reports Third Quarter Financial Results

Compared to the third quarter of last year,

•                  Free cash flow increased 104% to $16.3 million, representing $0.72 of free cash flow per diluted share and 260% of net income

•                  Net debt declined $23.6 million in the third quarter

•                  Net sales grew 5.3% to $186.0 million

•                  Earnings per diluted share decreased $0.11 to $0.28 per share

•                  Accelerated investments in product innovation and market diversification

(ATLANTA – July 2, 2013) – Zep Inc. (NYSE: ZEP), a leading consumable chemical packaged goods company that manufactures a wide variety of high-performance maintenance and cleaning chemicals, today reported financial results for the three-month period ended May 31, 2013.

“Our third quarter provided mixed financial results.  I am very pleased that free cash flow generated in the quarter was an impressive 260% of net income.  I am however, very disappointed in our lower earnings per share, even recognizing that more than half of the decline was occasioned by our planned inventory reduction,” said John K. Morgan, Chairman, President and Chief Executive Officer of Zep Inc.

Net Sales in the third fiscal quarter of 2013 were $186.0 million and included $17.9 million from acquisitions (Zep Vehicle Care and Mykal Industries), which were accretive to earnings in the quarter.  This was partially offset by an $8.5 million decline in all other areas, for a net increase of $9.4 million in the quarter.  Gross profit margin in the third fiscal quarter of 2013 increased 40 basis points to 46.7% and included 170 basis points of improvement from Zep Vehicle Care, partially offset by approximately 100 basis points of reduced manufacturing absorption from lower inventory levels.  EBITDA decreased $0.7 million to $18.0 million primarily due to declining organic revenue and the previously mentioned reduced manufacturing absorption.  We reduced net debt by $23.6 million and reduced inventories by $5.7 million compared to our second fiscal quarter.

Progress has been made transforming our business through both acquisitions and organic initiatives in key markets.  The integration of Zep Vehicle Care is on-track and has been contributing positively to our operating results.  Among other organic initiatives, the company established a sales presence in China and looks forward to growing the business meaningfully there over the next several years.

The company believes that this strategy has produced broader access to markets and expanded its product portfolio, each of which it expects will generate incremental free cash flow in the future.  It has also introduced complexity, and in the short term, caused its rate of investment in new products and technologies to exceed the rate of sales growth.

“Our long-term diversification strategy is working and over the past year we have increased investments in product innovation and market expansion in advance of sales results,” said Mr. Morgan.  “Despite these investments, we are currently experiencing organic revenue declines and expect this to continue over the next twelve months while we accelerate our focus on business complexity reduction.  We will therefore restructure the business to bring costs in-line with our revenue expectations and improve return on invested capital, while continuing to prudently invest in future growth initiatives,” continued Morgan.

A more detailed discussion of the Company’s long-term objectives and financial goals may be found in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

The Company will host a conference call to discuss third quarter operating results on Tuesday, July 2, 2013 at 8:30 a.m. EDT. The call and accompanying presentation will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at 253-237-1190, conference ID: 81780908. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal year 2012 net sales of $654 million, is a leading consumable chemical packaged goods company selling a wide variety of high-performance chemicals that help professionals and prosumers clean, maintain and protect their assets.  We are focused on the attractive industry dynamics of the transportation market and the industrial maintenance and repair operation (“MRO”) market, which together now comprise approximately 61% of our revenue with the balance derived from sales into the facilities maintenance vertical.  We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Enforcer®, National Chemical™, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick™, MicrobeMax®, Country Vet®, Konk®, Original Bike Spirits®, Blue Coral®, Black Magic®, Rain-X®, Niagara National™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private label brands. Founded in 1937, some of Zep Inc.’s brands have been in existence since 1896.  Zep Inc. is headquartered in Atlanta, Georgia.  Visit our website at www.zepinc.com.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to, statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or our results. Examples of forward-looking statements in this press release include but are not limited to: the assertions that our business in China will increase and that our strategic initiatives will contribute to our longer term results and the statements that we will take the necessary actions to reduce costs and that our revenues will decline over the next twelve months.

Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•                  economic conditions in general;

•                  customer and supplier relationships and prices;

•                  competition;

•                  ability to realize anticipated benefits from strategic planning and restructuring initiatives and the timing of the benefits of such actions;

•                  market demand; and

•                  litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2012. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that is referenced in this press release, which includes EBITDA and free cash flow per share.  This non-GAAP financial information is provided to enhance the user’s overall understanding of our financial performance. Specifically, management believes that EBITDA may provide additional information with respect to our performance or ability to meet our future debt service obligations, capital expenditures and working capital requirements.  This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.  Moreover, this non-GAAP information may not be comparable to EBITDA or free cash flow per share reported by other companies because the items that affect net earnings that we exclude when calculating EBITDA or because items that we add to reported net cash provided by operating activities in computing free cash flow may differ from the items taken into consideration by other companies.  The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	May 31, 2013	August 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,754	$3,513
Accounts receivable, less reserve for doubtful accounts of $4,215 at May 31, 2013, and $3,595 at August 31, 2012	107,224	93,522
Inventories	74,655	71,451
Deferred income taxes	6,733	6,702
Prepayments and other current assets	15,338	22,333
Total Current Assets	206,704	197,521
Property, Plant, and Equipment, at cost:
Land	5,418	5,680
Buildings and leasehold improvements	60,699	62,208
Machinery and equipment	125,252	114,310
Total Property, Plant, and Equipment	191,369	182,198
Less - Accumulated depreciation and amortization	109,137	101,277
Property, Plant, and Equipment, net	82,232	80,921
Other Assets:
Goodwill	122,729	84,604
Identifiable intangible assets	130,456	65,707
Deferred income taxes	998	979
Other long-term assets	17,040	5,555
Total Other Assets	271,223	156,845
Total Assets	$560,159	$435,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$25,000	$15,000
Accounts payable	57,313	53,461
Accrued compensation	18,900	17,334
Other accrued liabilities	32,991	27,947
Total Current Liabilities	134,204	113,742
Long-term debt, less current maturities	214,420	124,250
Deferred Income Taxes	12,742	8,574
Self-Insurance Reserves, less current portion	2,807	2,954
Other Long-Term Liabilities	15,367	17,850
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 22,047,895 issued and outstanding at May 31, 2013, and 21,832,328 issued and outstanding at August 31, 2012	220	218
Paid-in capital	101,291	97,481
Retained earnings	67,242	57,367
Accumulated other comprehensive income	11,866	12,851
Total Stockholders’ Equity	180,619	167,917
Total Liabilities and Stockholders’ Equity	$560,159	$435,287

Zep Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	For the Three Months Ended May 31,		For the Nine Months Ended May 31,
	2013	2012	2013	2012

Net Sales	$185,988	$176,625	$507,400	$481,838
Cost of Products Sold	99,095	94,893	268,105	259,184
Gross Profit	86,893	81,732	239,295	222,654
Selling, Distribution, and Administrative Expenses	74,479	66,357	210,432	194,221
Acquisition and Integration Costs	60	263	2,938	1,018
Operating Profit	12,354	15,112	25,925	27,415
Other Expense (Income):
Interest expense, net	2,963	1,343	6,483	4,143
Loss on foreign currency transactions	60	104	141	376
Bargain purchase gain from business combination	—	—	—	(613)
Miscellaneous expense, net	(279)	(101)	50	231
Total Other Expense	2,744	1,346	6,674	4,137
Income before Provision for Income Taxes	9,610	13,766	19,251	23,278
Provision for Income Taxes	3,355	5,144	6,724	8,643
Net Income	$6,255	$8,622	$12,527	$14,635

Earnings Per Share:
Basic Earnings per Share	$0.28	$0.39	$0.57	$0.67
Basic Weighted Average Number of Shares Outstanding	22,021	21,800	21,943	21,753

Diluted Earnings per Share	$0.28	$0.39	$0.56	$0.66
Diluted Weighted Average Number of Shares Outstanding	22,512	22,144	22,394	22,164

Dividends Declared per Share	$0.04	$0.04	$0.12	$0.12

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended May 31,
	2013	2012
Cash Provided by Operating Activities:
Net income	$12,527	$14,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,475	10,595
Gain on disposal of fixed assets	(22)	(37)
Excess tax benefits from share-based payments	72	(5)
Other non-cash charges	2,812	2,755
Deferred income taxes	4,148	879
Change in assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(7,347)	(521)
Inventories	(3,238)	(13,109)
Prepayments and other current assets	(4,798)	(3,351)
Accounts payable	3,821	7,723
Accrued compensation and other current liabilities	(2,020)	1,491
Self insurance and other long-term liabilities	(2,998)	(3,816)
Other assets	582	(1,797)
Net Cash Provided by Operating Activities	18,014	15,442
Cash Used for Investing Activities:
Purchases of property, plant, and equipment	(8,534)	(12,864)
Acquisitions, net of cash acquired	(116,827)	(8,243)
Loan to Innovation Partner	—	(12,500)
Proceeds from sale of property, plant, and equipment	22	37
Net Cash Used for Investing Activities	(125,339)	(33,570)
Cash Provided by Financing Activities:
Proceeds from credit facility borrowings	338,608	239,100
Repayments of borrowings from credit facility	(238,438)	(217,725)
Proceeds from secured borrowings	8,001	—
Employee stock issuances	1,070	381
Excess tax benefits from share-based payments	(72)	5
Dividend payments	(2,652)	(2,636)
Net Cash Provided by Financing Activities	106,517	19,125
Effect of Exchange Rate Changes on Cash	49	(527)
Net Change in Cash and Cash Equivalents	(759)	470
Cash and Cash Equivalents at Beginning of Period	3,513	7,219
Cash and Cash Equivalents at End of Period	$2,754	$7,689

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012

Reported (GAAP) Net Income	$6,255	$8,622	$12,527	$14,635

Interest expense, net	2,963	1,343	6,483	4,143
Provision for Income Taxes	3,355	5,144	6,724	8,643
Depreciation and Amortization	5,408	3,619	14,475	10,595
EBITDA	$17,981	$18,728	$40,209	$38,016

	Nine Months Ended May 31, 2013	Six Months Ended February 28, 2013	Three Months Ended May 31, 2013

Reported (GAAP) Net Cash Provided by (Used for) Operating Activities	$18,014	$(408)	$18,422
Purchases of property, plant and equipment	(8,534)	(6,356)	(2,178)
Proceeds from the sale of property, plant and equipment	22	15	7

Free Cash Flow	$9,502	$(6,749)	$16,251

Diluted Weighted Average Number of Shares Outstanding			22,512

Free Cash Flow per Share			$0.72

Investor Contact:

Don De Laria

VP, Investor Relations & Communications

404-350-6266

don.delaria@zep.com